Exhibit 99.1

SOCKET MOBILE REPORTS FIRST QUARTER 2012 RESULTS

NEWARK, Calif., – April 24, 2012 – Socket Mobile, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity solutions, today reported financial results for the first quarter ended March 31, 2012.

Revenue for the first quarter of 2012 was $4.0 million, flat compared to revenue of $4.0 million for the same quarter a year ago and a reduction of 11 percent sequentially from revenue of $4.4 million in the immediately preceding quarter. Net loss for the first quarter of 2012 was $872,000, or a loss of $0.18 per share, compared to a net loss of $928,000, or a loss of $0.24 per share, in the first quarter of 2011.

Operating expenses for the first quarter of 2012 were $2.4 million, an increase of 13 percent compared to operating expenses of $2.1 million for the same quarter a year ago.

Kevin Mills, president and chief executive officer, commented, “Our first quarter reflects a transition resulting from two major product announcements. The first was the introduction of our next generation SoMo Model 655 handheld computer which is important to the long term success of our handheld business and features significant upgrades and enhancements that address the needs of today’s mobility market. The new SoMo will commence deliveries in June. Customers are completing their evaluations now. We are focused on continuing the sales momentum we have generated with the original SoMo. The Model 655 is also ideally suited as a replacement unit for the discontinued Hewlett-Packard 200 series PDA.

“During the quarter we also announced our Model 7Ci Apple Certified linear barcode scanner, which addresses the market’s need for a low-cost Apple compatible barcode scanner. The 7Ci is now shipping. The 7Ci can scan linear barcodes and transmit the scans over Bluetooth to Smartphones and tablets from Apple, Android from Google, Blackberry and Microsoft Windows/Windows Mobile. Socket’s software developer kit enables application developers to easily add barcode scanning commands to their applications and allows data to be edited when scanned.

“With a strong product portfolio, we are in a good position to resume growth and reach profitability,” Mills concluded.

Conference Call
Management of Socket will hold a conference call and web cast today at 2 P.M. PDT to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. Access code for the replay is 286# followed by conference ID 391450#. The call will also be carried live and available via replay through a link on Socket’s website at www.socketmobile.com. From the home page, choose “About Socket”/“Investor Relations”/“Conference Calls and Events.” A transcript will be posted within a few days of the call.

About Socket Mobile, Inc.

With 20 years of experience in the Automatic Identification and Data Capture (AIDC) market, Socket makes mobile computing and productivity work. The company offers a family of handheld computers and an extensive portfolio of AIDC peripherals specifically designed to increase productivity and drive operational efficiencies in healthcare, hospitality and other business mobility deployments. The company also offers OEM solutions for the mobile device market. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Twitter @socketmobile and subscribe to sockettalk.socketmobile.com, the company’s official blog.

Investor Relations Contact:	Socket Investor Contact:	Socket Media Contact:
Todd Kehrli / Jim Byers	Dave Dunlap	Angela Slate
MKR Group, Inc.	Chief Financial Officer	PR and MarCom Specialist
323-468-2300	510-933-3035	510-933-3055
sckt@mkr-group.com	dave@socketmobile.com	angela@socketmobile.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer, data collection and OEM products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket, SoMo and the Socket logo are registered trademarks of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2012, Socket Mobile, Inc. All rights reserved.

Socket Mobile, Inc.

Condensed Summary Statements of Operations (Unaudited)

(Amounts in Thousands except per share amounts and percentages)

	Three months ended March 31,
	2012	2011
Revenue	$3,954	$4,039
Cost of revenue	2,431	2,525
Gross profit	1,523	1,514
Gross profit percent	39%	37%
Research & development	784	670
Sales & marketing	960	828
General & administrative	613	595
Total operating expenses	2,357	2,093
Interest (income) expense, net	30	25
Debt discount amortization	--	316
Deferred income tax expense	8	8
Net loss	$(872)	$(928)
Net loss per share: Basic and diluted	$(0.18)	$(0.24)
Weighted average shares outstanding: Basic and diluted	4,838	3,935

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	March 31, 2011 (Unaudited)	December 31, 2011*
Cash	$957	$957
Accounts receivable	2,165	2,791
Inventories	1,907	1,461
Other current assets	167	219
Property and equipment, net	339	312
Goodwill	4,427	4,427
Intangible technology	135	150
Other assets	74	80
Total assets	$10,171	$10,397
Accounts payable and accrued liabilities	$4,545	$3,926
Bank line of credit	855	1,110
Deferred income on shipments to distributors	1,643	1,572
Deferred service revenue	433	415
Other liabilities	250	249
Common stock	60,521	60,329
Accumulated deficit	(58,076)	(57,204)
Total liabilities and equity	$10,171	$10,397

*Derived from audited financial statements.

# # #